Exhibit 99

Best Buy Reports Better-Than-Expected Second Quarter Earnings

Enterprise Comparable Sales Increased 1.6%

GAAP Diluted EPS Increased 3% to $0.89

Non-GAAP Diluted EPS Increased 19% to $1.08

Raises Full-Year Non-GAAP Diluted EPS Guidance Range to $5.60 to $5.75

MINNEAPOLIS, August 29, 2019 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week second quarter ended August 3, 2019 (“Q2 FY20”), as compared to the 13-week second quarter ended August 4, 2018 (“Q2 FY19”).

	Q2 FY20	Q2 FY19
Revenue ($ in millions)
Enterprise	$9,536	$9,379
Domestic segment	$8,821	$8,639
International segment	$715	$740
Enterprise comparable sales % change[1]	1.6%	6.2%
Domestic comparable sales % change[1]	1.9%	6.0%
Domestic comparable online sales % change[1]	17.3%	10.1%
International comparable sales % change[1]	(1.9)%	7.6%
Operating Income
GAAP operating income as a % of revenue	3.3%	3.6%
Non-GAAP operating income as a % of revenue	4.0%	3.8%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$0.89	$0.86
Non-GAAP diluted EPS	$1.08	$0.91

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule Reconciliation of Non-GAAP Financial Measures.

“For the second quarter, we are reporting comparable sales growth of 1.6% on top of a very strong 6.2% last year,” said Corie Barry, Best Buy CEO. “We also delivered improved profitability driven by gross profit rate expansion and continued disciplined expense management, demonstrating the culture we have built around driving cost reductions and efficiencies to help fund investments. I would like to thank all of our associates for delivering strong first half results.”

Barry continued, “During the quarter, we continued to make progress on our Building the New Blue strategy and our purpose to enrich lives through technology. We expanded our commitment to the health and wellness category through expanded assortment and a second acquisition, grew our Total Tech Support membership, added In-Home Advisors and continued to transform our supply chain to improve our speed of delivery to customers. We are excited about our strategic business opportunities and look forward to updating the market on the progress of our strategy during our Investor Update on September 25.”

Best Buy CFO Matt Bilunas commented, “The updated FY20 guidance we are providing today narrows our prior top-line range and raises the bottom-line range. This updated guidance factors in the following: (1) our best estimate of the impact of recent announcements regarding tariffs on goods from China, including the increase to

30% for List 3 and 15% for List 4; (2) our better-than-expected first half earnings; and (3) general uncertainty related to overall customer buying behavior in the back half of the year.”

FY20 Financial Guidance

Best Buy is updating its full-year FY20 financial outlook to the following:

•	Enterprise revenue of $43.1 billion to $43.6 billion, which compares to prior guidance of $42.9 billion to $43.9 billion
•	Enterprise comparable sales growth of 0.7% to 1.7%, which compares to prior guidance of 0.5% to 2.5%
•	Enterprise non-GAAP operating income rate flat to slightly up from the 4.6% rate in FY19[2]
•	Non-GAAP effective income tax rate of approximately 24.0%[2], which compares to prior guidance of approximately 24.5%
•	Non-GAAP diluted EPS of $5.60 to $5.75[2], which compares to prior guidance of $5.45 to $5.65

Best Buy is providing the following Q3 FY20 financial outlook:

•	Enterprise revenue of $9.65 billion to $9.75 billion
•	Enterprise comparable sales growth of 0.5% to 1.5%
•	Non-GAAP effective income tax rate of approximately 26.5%[2]
•	Diluted weighted average share count of approximately 267 million
•	Non-GAAP diluted EPS of $1.00 to $1.05[2]

Domestic Segment Q2 FY20 Results

Domestic Revenue

Domestic revenue of $8.82 billion increased 2.1% versus last year. The increase was driven by comparable sales growth of 1.9% and revenue from GreatCall, Inc. (“GreatCall”), which was acquired in Q3 FY19, partially offset by the loss of revenue from 13 large-format store closures in the past year.

The largest comparable sales growth drivers were appliances, tablets, headphones and services. These drivers were partially offset by declines in the gaming and home theater categories.

Domestic online revenue of $1.42 billion increased 17.3% on a comparable basis primarily due to higher average order values and increased traffic. As a percentage of total Domestic revenue, online revenue increased approximately 210 basis points to 16.1% versus 14.0% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 24.0% versus 23.8% last year. The gross profit rate increase of approximately 20 basis points was primarily driven by the impact of GreatCall’s higher gross profit rate, which was partially offset by higher supply chain costs.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.76 billion, or 19.9% of revenue, versus $1.71 billion, or 19.8% of revenue, last year. On a non-GAAP basis, SG&A was $1.74 billion, or 19.7% of revenue, versus $1.71 billion, or 19.8% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to GreatCall operating expenses and higher advertising expenses, which were partially offset by lower incentive compensation expenses. Additionally, GAAP SG&A in Q2 FY20 included an additional $18 million of intangible asset amortization and $3 million of transaction costs related to the company’s acquisitions of GreatCall and Critical Signal Technologies, Inc.

International Segment Q2 FY20 Results

International Revenue

International revenue of $715 million decreased 3.4% versus last year. This decrease was primarily driven by a comparable sales decline of 1.9%, which was driven by Canada, and the impact of approximately 120 basis points of negative foreign currency exchange rates.

International Gross Profit Rate

International gross profit rate was 23.8% versus 23.1% last year. The gross profit rate increase of approximately 70 basis points was primarily due to Canada, which was largely driven by increased revenue in the higher margin rate services category.

International SG&A

International SG&A was $166 million, or 23.2% of revenue, versus $165 million, or 22.3% of revenue, last year.

Restructuring Charges

Restructuring charges of $48 million in Q2 FY20 primarily relate to changes in the company’s Domestic retail operating model. In the prior year, restructuring charges of $17 million relate to the closure of the company’s Domestic Best Buy Mobile stores.

Dividends and Share Repurchases

In Q2 FY20, the company returned a total of $363 million to shareholders through share repurchases of $230 million and dividends of $133 million. On a year-to-date basis, the company has returned a total of $595 million to shareholders through share repurchases of $328 million and dividends of $267 million. On February 27, 2019, the company announced the intent to spend between $750 million and $1 billion on share repurchases in FY20.

Income Taxes

In Q2 FY20, the GAAP effective tax rate was 22.3% versus 25.7% last year. On a non-GAAP basis, the effective tax rate was 22.8% versus 25.4% last year. The lower GAAP and non-GAAP effective tax rates were primarily due to increased tax benefits associated with stock-based compensation and the resolution of certain discrete tax matters during the quarter.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 29, 2019. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Investor Update Event

Best Buy is hosting an Investor Update beginning at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on September 25, 2019. The purpose of the event is to provide an update on the company’s Building the New Blue strategy. A webcast of the presentations and question and answer session will be available at www.investors.bestbuy.com,  both live and after the event.

Notes:

(1) In Q1 FY20, the company refined its methodology for calculating comparable sales. It now reflects certain revenue streams previously excluded from the comparable sales calculation, such as credit card revenue, gift card breakage, commercial sales and sales of merchandise to wholesalers and dealers, as applicable. The impact of adopting these changes is immaterial to all periods presented, and therefore prior-period comparable sales disclosures have not been restated.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 28, 2019. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Six Months Ended
August 3, 2019		August 4, 2018	August 3, 2019	August 4, 2018
Revenue	$9,536	$9,379	$18,678	$18,488
Cost of goods sold	7,253	7,150	14,226	14,134
Gross profit	2,283	2,229	4,452	4,354
Gross profit %	23.9%	23.8%	23.8%	23.6%
Selling, general and administrative expenses	1,922	1,877	3,757	3,707
SG&A %	20.2%	20.0%	20.1%	20.1%
Restructuring charges	48	17	48	47
Operating income	313	335	647	600
Operating income %	3.3%	3.6%	3.5%	3.2%
Other income (expense):
Investment income and other	10	13	24	24
Interest expense	(16)	(19)	(34)	(38)
Earnings before income tax expense	307	329	637	586
Income tax expense	69	85	134	134
Effective tax rate	22.3%	25.7%	21.0%	22.8%
Net earnings	$238	$244	$503	$452

Basic earnings per share	$0.89	$0.88	$1.88	$1.61
Diluted earnings per share	$0.89	$0.86	$1.86	$1.58

Weighted-average common shares outstanding
Basic	267.1	279.0	267.4	280.8
Diluted	269.4	283.7	270.9	286.0

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	August 3, 2019	August 4, 2018
Assets
Current assets
Cash and cash equivalents	$1,289	$1,865
Short-term investments	320	465
Receivables, net	966	915
Merchandise inventories	5,208	5,016
Other current assets	409	510
Total current assets	8,192	8,771
Property and equipment, net	2,361	2,432
Operating lease assets	2,774	-
Goodwill	965	425
Other assets	686	365
Total assets	$14,978	$11,993

Liabilities and equity
Current liabilities
Accounts payable	$5,045	$5,338
Unredeemed gift card liabilities	264	275
Deferred revenue	468	438
Accrued compensation and related expenses	343	318
Accrued liabilities	799	813
Current portion of operating lease liabilities	643	-
Current portion of long-term debt	14	47
Total current liabilities	7,576	7,229
Long-term operating lease liabilities	2,230	-
Long-term liabilities	640	777
Long-term debt	1,247	801
Equity	3,285	3,186
Total liabilities and equity	$14,978	$11,993

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Six Months Ended
	August 3, 2019	August 4, 2018
Operating activities
Net earnings	$503	$452
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	401	358
Restructuring charges	48	47
Stock-based compensation	74	63
Deferred income taxes	10	5
Other, net	9	-
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	57	120
Merchandise inventories	199	187
Other assets	(29)	(53)
Accounts payable	(213)	485
Other liabilities	(243)	(430)
Income taxes	(191)	(126)
Total cash provided by operating activities	625	1,108

Investing activities
Additions to property and equipment	(385)	(375)
Purchases of investments	(319)	-
Sales of investments	-	1,565
Acquisition of a business, net of cash acquired	(125)	-
Other, net	1	10
Total cash provided by (used in) investing activities	(828)	1,200

Financing activities
Repurchase of common stock	(328)	(774)
Issuance of common stock	27	29
Dividends paid	(267)	(253)
Repayments of debt	(8)	(523)
Other, net	-	(3)
Total cash used in financing activities	(576)	(1,524)

Effect of exchange rate changes on cash	(1)	(16)
Increase (decrease) in cash, cash equivalents and restricted cash	(780)	768
Cash, cash equivalents and restricted cash at beginning of period	2,184	1,300
Cash, cash equivalents and restricted cash at end of period	$1,404	$2,068

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
Domestic Segment Results	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Revenue	$8,821	$8,639	$17,302	$17,051
Comparable sales % change	1.9%	6.0%	1.6%	6.6%
Comparable online sales % change	17.3%	10.1%	16.0%	11.0%
Gross profit	$2,113	$2,058	$4,122	$4,020
Gross profit as a % of revenue	24.0%	23.8%	23.8%	23.6%
SG&A	$1,756	$1,712	$3,433	$3,377
SG&A as a % of revenue	19.9%	19.8%	19.8%	19.8%
Operating income	$309	$329	$641	$596
Operating income as a % of revenue	3.5%	3.8%	3.7%	3.5%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,113	$2,058	$4,122	$4,020
Gross profit as a % of revenue	24.0%	23.8%	23.8%	23.6%
SG&A	$1,735	$1,712	$3,395	$3,371
SG&A as a % of revenue	19.7%	19.8%	19.6%	19.8%
Operating income	$378	$346	$727	$649
Operating income as a % of revenue	4.3%	4.0%	4.2%	3.8%

	Three Months Ended		Six Months Ended
International Segment Results	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Revenue	$715	$740	$1,376	$1,437
Comparable sales % change	(1.9)%	7.6%	(1.6)%	7.0%
Gross profit	$170	$171	$330	$334
Gross profit as a % of revenue	23.8%	23.1%	24.0%	23.2%
SG&A	$166	$165	$324	$330
SG&A as a % of revenue	23.2%	22.3%	23.5%	23.0%
Operating income	$4	$6	$6	$4
Operating income as a % of revenue	0.6%	0.8%	0.4%	0.3%

International Segment Non-GAAP Results[1]
Gross profit	$170	$171	$330	$334
Gross profit as a % of revenue	23.8%	23.1%	24.0%	23.2%
SG&A	$166	$165	$324	$329
SG&A as a % of revenue	23.2%	22.3%	23.5%	22.9%
Operating income	$4	$6	$6	$5
Operating income as a % of revenue	0.6%	0.8%	0.4%	0.3%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Computing and Mobile Phones	44%	45%	0.6%	4.2%
Consumer Electronics	32%	32%	1.0%	6.8%
Appliances	13%	12%	14.0%	10.3%
Entertainment	5%	7%	(13.7)%	8.5%
Services	6%	4%	10.7%	6.6%
Other	-%	-%	N/A	N/A
Total	100%	100%	1.9%	6.0%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Computing and Mobile Phones	43%	45%	(4.4)%	4.5%
Consumer Electronics	32%	29%	1.0%	0.3%
Appliances	12%	12%	11.5%	35.7%
Entertainment	5%	6%	(20.1)%	14.3%
Services	6%	6%	4.6%	11.3%
Other	2%	2%	(24.0)%	51.4%
Total	100%	100%	(1.9)%	7.6%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	August 3, 2019			August 4, 2018
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,756	$166	$1,922	$1,712	$165	$1,877
% of revenue	19.9%	23.2%	20.2%	19.8%	22.3%	20.0%
Intangible asset amortization[1]	(18)	-	(18)	-	-	-
Acquisition-related transaction costs[1]	(3)	-	(3)	-	-	-
Non-GAAP SG&A	$1,735	$166	$1,901	$1,712	$165	$1,877
% of revenue	19.7%	23.2%	19.9%	19.8%	22.3%	20.0%

Operating income	$309	$4	$313	$329	$6	$335
% of revenue	3.5%	0.6%	3.3%	3.8%	0.8%	3.6%
Restructuring charges[2]	48	-	48	17	-	17
Intangible asset amortization[1]	18	-	18	-	-	-
Acquisition-related transaction costs[1]	3	-	3	-	-	-
Non-GAAP operating income	$378	$4	$382	$346	$6	$352
% of revenue	4.3%	0.6%	4.0%	4.0%	0.8%	3.8%

Effective tax rate			22.3%			25.7%
Restructuring charges[2]			0.4%			(0.3)%
Intangible asset amortization[1]			0.1%			-%
Non-GAAP effective tax rate			22.8%			25.4%

	Three Months Ended			Three Months Ended
	August 3, 2019			August 4, 2018
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$0.89			$0.86
Restructuring charges[2]	$48	$37	0.13	$17	$13	0.05
Intangible asset amortization[1]	18	13	0.05	-	-	-
Acquisition-related transaction costs[1]	3	2	0.01	-	-	-
Non-GAAP diluted EPS			$1.08			$0.91

Six Months Ended				Six Months Ended
August 3, 2019				August 4, 2018
Domestic		International	Consolidated	Domestic	International	Consolidated
SG&A	$3,433	$324	$3,757	$3,377	$330	$3,707
% of revenue	19.8%	23.5%	20.1%	19.8%	23.0%	20.1%
Intangible asset amortization[1]	(35)	-	(35)	-	-	-
Acquisition-related transaction costs[1]	(3)	-	(3)	-	-	-
Tax reform-related item - employee bonus[3]	-	-	-	(6)	(1)	(7)
Non-GAAP SG&A	$3,395	$324	$3,719	$3,371	$329	$3,700
% of revenue	19.6%	23.5%	19.9%	19.8%	22.9%	20.0%

Operating income	$641	$6	$647	$596	$4	$600
% of revenue	3.7%	0.4%	3.5%	3.5%	0.3%	3.2%
Restructuring charges[2]	48	-	48	47	-	47
Intangible asset amortization[1]	35	-	35	-	-	-
Acquisition-related transaction costs[1]	3	-	3	-	-	-
Tax reform-related item - employee bonus[3]	-	-	-	6	1	7
Non-GAAP operating income	$727	$6	$733	$649	$5	$654
% of revenue	4.2%	0.4%	3.9%	3.8%	0.3%	3.5%

Effective tax rate			21.0%			22.8%
Restructuring charges[2]			0.3%			0.1%
Intangible asset amortization[1]			0.2%			-%
Non-GAAP effective tax rate			21.5%			22.9%

	Six Months Ended			Six Months Ended
	August 3, 2019			August 4, 2018
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$1.86			$1.58
Restructuring charges[2]	$48	$37	0.13	$47	$36	0.12
Intangible asset amortization[1]	35	26	0.10	-	-	-
Acquisition-related transaction costs[1]	3	2	0.01	-	-	-
Tax reform-related item - employee bonus[3]	-	-	-	7	5	0.02
Non-GAAP diluted EPS			$2.10			$1.72

(1)Represents charges associated with the acquisitions of GreatCall, Inc. and Critical Signal Technologies, Inc. including 1) the non-cash amortization of definite-lived intangible assets, including customer relationships, tradenames and technology, and 2) acquisition-related transaction costs primarily comprised of professional fees.

(2)Represents charges associated with U.S. retail operating model changes for the periods ended August 3, 2019, and the closure of Best Buy Mobile stand-alone stores in the U.S. for the periods ended August 4, 2018.

(3)Represents final adjustments for amounts paid and associated taxes related to a one-time bonus for certain employees announced in response to future tax savings created by the Tax Cuts and Jobs Act enacted into law in Q4 FY18.

(4)The non-GAAP adjustments relate primarily to adjustments in the U.S. As such, the income tax charge is calculated using the statutory tax rate for the U.S. (24.5% for the periods ended August 3, 2019, and August 4, 2018).

Return on Assets and Non-GAAP Return on Invested Capital

The following table includes a reconciliation to the calculation of return on assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. Effective at the beginning of Q1 FY20, the company adopted new lease accounting guidance that resulted in the recognition of operating lease assets and operating lease liabilities on the balance sheet. Certain changes have been made as described within the footnotes to the calculation as a result of this adoption. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	August 3, 2019[1]	August 4, 2018[1]
Net earnings	$1,515	$1,055
Total assets	14,357	12,977
ROA	10.6%	8.1%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	August 3, 2019[1]	August 4, 2018[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,947	$1,822
Operating income - discontinued operations	-	1
Total operating income	1,947	1,823
Add: Operating lease interest[2]	113	117
Add: Non-GAAP operating income adjustments[3]	120	163
Add: Investment income	49	56
Less: Income taxes[4]	(550)	(700)
Non-GAAP NOPAT	$1,679	$1,459

Average Invested Capital
Total assets	$14,357	$12,977
Less: Excess cash[5]	(1,183)	(2,427)
Add: Capitalized operating lease obligations[6]	1,504	3,126
Total liabilities	(11,118)	(9,385)
Exclude: Debt[7]	2,716	1,219
Average invested capital	$6,276	$5,510

Non-GAAP ROIC	26.8%	26.5%

(1)Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. Historically, the company used an add-back multiple of 30% of annual rent expense; however, as a result of the adoption of new lease accounting guidance, the multiple was recalculated and prior periods have been updated to reflect this change. For periods prior to FY20, the add-back is approximated by multiplying the trailing 12-month total rent expense by 15%. For periods beginning on or after FY20, the add-back is now approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(3)Includes adjustments for tax reform-related items, restructuring charges and acquisition-related costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s quarterly earnings releases.

(4)Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. (with a statutory rate ranging from 24.5% to 38.0% for the periods presented) and Canada (with a statutory rate ranging from 26.6% to 26.9% for the periods presented).

(5)Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)Capitalized operating lease assets represent the estimated net assets that the company would record if the company's operating leases were owned. Historically, the company used a multiple of five times annual rent expense; however, as a result of the adoption of new lease accounting guidance, the multiple was recalculated and prior periods have been updated to reflect this change. For periods prior to FY20, the asset is approximated by multiplying the trailing 12-month total rent expense by the multiple of four. For periods beginning on or after FY20, capitalized operating lease assets are now included within total assets on the balance sheet.

(7)Debt includes short-term debt, current portion of operating lease liabilities, current portion of long-term debt, long-term operating lease liabilities and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.